Exhibit 23.8

October 28, 2013

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Autohome Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ted Tak-Tai Lee
Name: Ted Tak-Tai Lee